Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Fourth Quarter and Year-End 2022 Financial Results

Addison, Texas – January 17, 2023 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter and year ended December 31, 2022. The Company's net income available to common shareholders was $8.0 million, or $0.67 per basic share, for the quarter ended December 31, 2022, compared to $10.9 million, or $0.92 per basic share, for the quarter ended September 30, 2022 and $9.2 million, or $0.76 per basic share, for the quarter ended December 31, 2021. Return on average assets and average equity for the fourth quarter of 2022 were 0.95% and 10.88%, respectively, compared to 1.30% and 14.87%, respectively, for the third quarter of 2022 and 1.20% and 12.06%, respectively, for the fourth quarter of 2021. The decrease in earnings during the fourth quarter of 2022, compared to the third quarter of 2022 and the fourth quarter of 2021, was primarily due to a provision for credit losses of $2.8 million, compared to $600,000 during the third quarter of 2022 and no provision during the prior year quarter. Our net core earnings†, excluding provisions for credit losses, income taxes and PPP1/PPP2 net income, as well as our core net interest margin, adjusted to exclude the effects of PPP1/PPP2 loans in prior periods, are described further in tables below.

"Despite the economic, inflationary and geopolitical challenges of 2022, we had strong earnings for the year. Fourth quarter net income was $8.0 million, which included a $2.8 million provision for credit losses to adjust for economic forecasts in accordance with our CECL methodology. We don't foresee significant losses at this time but economists are overwhelmingly predicting an economic recession in 2023 so there is strong evidence to support the added provision. We had a very good 2022 with total net income of $40.4 million for the year. Loans increased $112.1 million in the fourth quarter and $470.1 million for the year. Deposits decreased $109.4 million in the fourth quarter but grew $10.3 million for the year. The decline in deposits during the fourth quarter came primarily from our newer, urban growth markets while our legacy East Texas market grew deposits slightly during the quarter, continuing to illustrate the core deposit base we have in that market. Cost of deposits increased in the fourth quarter as the Bank raised interest rates to retain existing depositors and remain competitive. However, new and renewed loans are being booked at higher rates and we'll continue to see the benefits of floating and variable rate loans going forward, although some margin compression is expected in 2023. We maintain effective asset and liability management, low levels of nonperforming assets, good core deposits and a solid earnings stream that should continue to benefit our stakeholders," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY AND ANNUAL HIGHLIGHTS

•
Strong Loan Growth. The fourth quarter of 2022 continued to provide strong organic loan growth, increasing $112.1 million, or 4.9%, during the quarter. Excluding PPP and warehouse lending changes, our loans increased $112.4 million, or 5.0%, during the quarter. The weighted average yield on new loans originated in the fourth quarter was 6.53%. Loans increased $470.1 million, or 24.6%, during the year and excluding PPP and warehouse lending changes increased by $553.2 million, or 30.5%. Our loan growth is a result of internally generated sources and is not from loan purchases from other originators.
•
Reliable Core Deposits. Deposits decreased 3.9% in the fourth quarter of 2022, from $2.8 billion to $2.7 billion, but increased slightly for the year by $10.3 million. Our legacy East Texas market represents approximately 57% of our total deposits and the balance of deposits in that market increased by $3.1 million during the fourth quarter. These deposits have historically been a very stable and reliable source of funding and continue to demonstrate those trends now. We continued to increase interest rates paid on deposits during the quarter and for the year in order to pay competitive rates, however non-interest bearing deposits continue to represent 39.2% of total deposits. Our cost of interest bearing deposits increased 49 basis points during the quarter from 0.59% to 1.08%, representing a beta on interest bearing deposits of approximately 40% for the quarter. Our cost of interest bearing deposits for the year ending December 31, 2022 increased 23 basis points from 0.35% to 0.58%, representing a beta on these deposits of approximately 5% for the year.
•
Robust Net Earnings and Core Earnings. Net earnings are strong as net interest income continues to show upwards trends, quarter-over-quarter. Earnings per share were $0.67 per share, down from $0.92 per share in the prior quarter, primarily due to a $2.8 million provision for credit losses during the quarter. Net core earnings per share†, which excludes the provision for credit losses and income tax, was $1.05 in the fourth quarter, compared to $1.16 in the third quarter, demonstrating a solid and consistent core earnings stream. Basic earnings per share was $3.38 for the year ending December 31, 2022 compared to $3.30 per basic share in the prior year.
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Net earnings for the year ended December 31, 2022 were $40.4 million, up from $39.8 million for the year ended December 31, 2021. Net core earnings† were $50.2 million for the year ended December 31, 2022, compared to $39.0 million for 2021.
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Net core earnings† were $12.6 million for the fourth quarter, compared to $13.8 million for the third quarter of 2022, and $10.1 million during the fourth quarter of 2021.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

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Good Asset Quality. Nonperforming assets as a percentage of total assets were 0.32% at December 31, 2022, compared to 0.28% at September 30, 2022 and 0.09% at December 31, 2021. Net charge-offs (annualized) to average loans were 0.01% for the quarter ended December 31, 2022, compared to 0.07% for the quarter ended September 30, 2022, and 0.04% for the quarter ended December 31, 2021. A provision for credit losses of $2.8 million was recorded during the fourth quarter, as we incorporated recession forecasts for 2023 into our CECL model.
•
Asset Liability Management. The Bank is slightly asset-sensitive and should continue to benefit from expected rate increases by the Federal Reserve in the first quarter of 2023 and from future loan repricing. Although we expect loan growth to slow considerably in 2023, we are well-positioned for loan funding with a loan-to-deposit ratio at quarter-end of 88.7%. Our FHLB advances were $290.0 million as of December 31, 2022 and are expected to be paid down in 2023 from balance sheet cash flows. Approximately $127.6 million in securities will mature or pay down during 2023. As of December 31, 2022, $256.0 million, or 10.8% of our loan portfolio is fully floating and $1.3 billion, or 53.1% are adjustable rate term loans, repricing at defined future time periods.

RESULTS OF OPERATIONS

Participation in the PPP1 and PPP2 program, as well as economic and COVID-related provisions for credit losses, has created temporary extraordinary results in the calculation of net earnings and related performance ratios. The following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2022				2021
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Net earnings attributable to Guaranty Bancshares, Inc.	$8,022	$10,903	$10,784	$10,738	$9,159
Adjustments:
Provision for credit losses	2,800	600	—	(1,250)	—
Income tax provision	1,764	2,363	2,472	2,235	1,923
PPP loan interest and fees	(1)	(57)	(436)	(783)	(958)
Net core earnings attributable to Guaranty Bancshares, Inc.†	$12,585	$13,809	$12,820	$10,940	$10,124

Total average assets	$3,346,358	$3,337,348	$3,209,440	$3,146,339	$3,021,079
Adjustments:
PPP loans average balance	(539)	(1,159)	(8,885)	(36,720)	(61,062)
Total average assets, adjusted†	$3,345,819	$3,336,189	$3,200,555	$3,109,619	$2,960,017
Total average equity	$292,471	$290,806	$291,312	$301,579	$301,398

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	0.95%	1.30%	1.35%	1.38%	1.20%
Net earnings to average equity (annualized)	10.88	14.87	14.85	14.44	12.06
Net core earnings to average assets, as adjusted (annualized)†	1.49	1.64	1.61	1.43	1.36
Net core earnings to average equity (annualized)†	17.07	18.84	17.65	14.71	13.33

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	11,938,973	11,907,233	11,968,227	12,109,074	12,097,100
Earnings per common share, basic	$0.67	$0.92	$0.90	$0.89	$0.76
Net core earnings per common share, basic†	1.05	1.16	1.07	0.90	0.84

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for credit losses, in the fourth quarter of 2022 and 2021 was $28.4 million and $24.0 million, respectively, an increase of $4.3 million, or 18.1%. The increase in net interest income resulted from an increase in interest income of $10.2 million, or 40.0%, which was partially offset by an increase in interest expense of $5.9 million, or 391.5%, compared to the prior year quarter. Interest income on loans increased $7.4 million, or 32.2%, during the current quarter compared to the prior year quarter. In addition, interest income from investment securities and other interest income increased $2.8 million, or 106.1%, from the same quarter in the prior year.

Net interest margin, on a fully taxable equivalent basis, for the fourth quarter of 2022 and 2021 was 3.57% and 3.39%, respectively. Net interest margin increased 18 basis points primarily due to a 93 basis point yield increase on total interest earning assets, which was partially offset by a 117 basis point cost increase on interest bearing liabilities. The increase in yield on interest earning assets resulted in part from average loan yields increasing from 4.71% for the fourth quarter of 2021 to 5.19% for the fourth quarter of 2022, an increase of 48 basis points, due to increases in the federal fund target interest rates, and an increase in yields of available for sale securities of 114 basis points from 1.75% in the fourth quarter of 2021 to 2.89% in the same period in 2022. Additionally, we reinvested a large amount of interest bearing deposits held at other banks, which earned a yield of 0.10% in the prior year quarter, into higher yielding investment securities and loans. The increase in the cost of interest bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 0.30% to 1.08%, a change of 78 basis points, in the fourth quarter of 2022 compared to the same period in 2021, as well as increased rates on FHLB advances, which increased from 0.88% to 3.97%, an increase of 309 basis points, quarter over quarter.

Net interest income, before the provision for credit losses, increased $61,000, or 0.2%, from $28.3 million in the third quarter of 2022 to $28.4 million in the fourth quarter of 2022. The increase in net interest income resulted primarily from an increase in loan interest income of $2.7 million, or 10.0%, from the prior quarter. Average yield increased from 4.97% in the third quarter to 5.19% in the fourth quarter. Those increases were partially offset by an increase in interest expense on interest-bearing deposits of $2.0 million, or 80.6% and FHLB advances of $1.2 million, or 98.8%, from the third to fourth quarter of 2022.

Net interest margin, on a taxable equivalent basis, decreased from 3.59% for the third quarter of 2022 to 3.57% for the fourth quarter of 2022, a decrease of two basis points. The decrease in net interest margin was primarily due to an increase in the cost of interest-bearing deposits from 0.59% in the third quarter to 1.08% in the fourth quarter of 2022, a change of 49 basis points, while loan yield only increased from 4.97% for the third quarter of 2022 to 5.19% for the fourth quarter of 2022, a change of 22 basis points.

The Bank’s participation in the PPP program created temporary extraordinary results in the calculation of net interest margin. To illustrate the impact of the PPP program on net interest margin, the table below excludes PPP1 and PPP2 loans and their associated fees and costs for the quarter and year ended December 31, 2022:

	Quarter Ended December 31, 2022			For the Year Ended December 31, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned	Average Yield	Average Outstanding Balance	Interest Earned	Average Yield
Total loans	$2,305,688	$30,189	5.19%	$2,126,810	$104,503	4.91%
Adjustments:
PPP1 loans average balance and net fees(1)	(140)	—	—	(317)	(6)	1.89
PPP2 loans average balance and net fees(2)	(399)	(1)	0.99	(11,503)	(1,271)	11.05
Total PPP loans(3)	$(539)	$(1)	0.74%	$(11,820)	$(1,277)	10.80%

Total loans, excluding PPP†	$2,305,149	$30,188	5.20%	$2,114,990	$103,226	4.88%

Total interest-earning assets	3,157,181	35,720	4.49	3,073,187	123,209	4.01
Total interest-earning assets, net of PPP effects†	$3,156,642	$35,719	4.49%	$3,061,367	$121,932	3.98%

Net interest income		$28,358			$107,829
Net interest margin(4)			3.56%			3.51%
Net interest margin, FTE(5)			3.57			3.54

Net interest income, net of PPP effects†		28,357			106,552
Net interest margin, net of PPP effects†(6)			3.56			3.48
Net interest margin, FTE, net of PPP effects†(7)			3.57			3.51

Efficiency ratio(8)			62.42			60.85
Efficiency ratio, net of PPP effects†(9)			62.42			61.45

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

(1) Interest earned on PPP1 loans consists of interest income of $3,000, and net origination fees recognized in earnings of $3,000 for the year ended December 31, 2022. No interest income or net origination fees were recognized for the quarter ended December 31, 2022.

(2) Interest earned on PPP2 loans consists of interest income of $1,000 and $112,000, and net origination fees recognized in earnings of $0 and $1.2 million for the quarter and year ended December 31, 2022.

(3) Interest earned consists of interest income of $1,000 and $115,000, and net origination fees recognized in earnings of $0 and $1.2 million for the quarter and year ended December 31, 2022.
(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(7) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

(8) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(9) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

During the fourth quarter of 2022, we recorded a $2.8 million provision for credit losses. The provision was recorded primarily due to incorporating economic forecasts for a recession into our CECL model, as well as continued organic loan growth during the quarter. During the first quarter of 2022, we fully unwound the COVID-specific qualitative factor that we implemented at the onset of the pandemic in early 2020 and adjusted our standard qualitative factors in the second quarter of 2022 to capture macro-economic conditions that we believed were more similar to the environment prior to the COVID-19 pandemic (i.e. near the end of a long up-cycle with a moderate downturn expected). Minimal updates were made to our qualitative factors, including forecasted conditions, during the third quarter of 2022. However, in the fourth quarter of 2022, consensus among economists, as typified by a Wall Street Journal survey, indicated that an economic recession is likely in 2023. Using this information, along with other economic indicators (such as the inverted yield curve), we adjusted certain qualitative factors to account for the forecasted information. As of December 31, 2022, our allowance for credit losses as a percentage of total loans was 1.34%, up from 1.29% in the prior quarter.

Noninterest income decreased $916,000, or 15.2%, in the fourth quarter of 2022 to $5.1 million, compared to $6.0 million for the fourth quarter of 2021. The decrease from the same quarter in 2021 was due primarily to a decrease in the gain on sale of loans of $817,000, or 72.5%, along with a $52,000, or 39.1%, decrease in mortgage fee income, a $127,000, or 77.4%, decrease in warehouse lending fees, and a decrease in other noninterest income of $136,000, or 16.0%. The decreases were partially offset by an increase in gain on sale of securities of $172,000, or 100%, and an increase in merchant and debit card fees of $42,000, or 2.5%, compared to the same quarter in the prior year. The gain on sale of securities resulted from the sale of five available for sale securities during favorable market conditions for liquidity purposes and the increase in service charges and merchant and debit card fees were primarily volume driven. The decrease in other noninterest income was due to a $41,000 decrease in the value of the SBA servicing asset, $17,000 less in rental income and $14,000 less in SBA servicing revenue in the current quarter compared to the prior year quarter. There was also a gain on sale of assets of $36,000 in the prior year quarter that was not present during the fourth quarter of 2022.

Noninterest expense increased $1.9 million, or 10.1%, in the fourth quarter of 2022 to $20.9 million, compared to the fourth quarter of 2021. The increase in noninterest expense in the fourth quarter of 2022 was driven primarily by a $1.2 million, or 10.4%, increase in employee compensation and benefits due to increased salaries, higher insurance expense accruals due to increased claims experience and increased bonus accruals due to higher net income. Software and technology expense increased $358,000, or 30.7%, compared to the fourth quarter of 2021, due to additional technology investments and an increase in the cost of our core processing software resulting from a new asset tier threshold and legal and professional fees increased $175,000, or 29.0%, resulting from an increase in audit and exam fees of $117,000 and legal fees of $63,000. The increase was partially offset by a $61,000, or 27.5%, decrease in amortization expense from the prior year quarter.

Noninterest income in the fourth quarter of 2022 decreased by $681,000, or 11.7%, from $5.8 million in the third quarter of 2022. The decrease is due primarily due to lower other noninterest income of $750,000, or 51.2%, resulting from a gain on sale of an airplane asset for $894,000 during the prior quarter that was not present during the current quarter. The decrease was partially offset by the gain on sale of securities of $172,000, or 100%, and an increase in fiduciary and custodial income of $66,000, or 11.5%, from the linked quarter.

Noninterest expense increased $660,000, or 3.3%, in the fourth quarter of 2022, from $20.2 million for the quarter ended September 30, 2022. The increase is primarily due to an increase in employee compensation and benefits of $513,000, or 4.3%, due to higher salaries and insurance expense accruals. Annual employee raises are given in October of each year. Other increases included legal and professional fees of $276,000, or 54.9%, due to higher recruiter and third party consulting fees, software and technology expenses of $116,000, or 8.2% and advertising and promotions of $110,000, or 29.1%, from the prior quarter. The increases were partially offset by a decrease in other noninterest expense of $419,000, or 24.1%, that resulted primarily from a $487,000 write-down of an SBA receivable balance during the third quarter of 2022, which was not present in the current quarter.

The Company’s efficiency ratio in the fourth quarter of 2022 was 62.42%, compared to 63.13% in the prior year quarter and 59.35% in the third quarter of 2022. Adjusted to remove the effects of PPP-related transactions, the Company’s efficiency ratio† in the fourth quarter of 2022 was 62.42%, compared to 65.21% in the prior year quarter and 59.45% in the third quarter of 2022.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.35 billion at December 31, 2022, compared to $3.39 billion at September 30, 2022 and $3.09 billion at December 31, 2021.

Gross loans increased $112.1 million, or 4.9%, to $2.38 billion at December 31, 2022, compared to loans of $2.27 billion at September 30, 2022. The increase in gross loans from the third quarter of 2022 to the fourth quarter of 2022 is due to increased loan originations and advances. Excluding PPP and warehouse lending loans, gross loans increased $112.4 million, or 5.0%, from September 30, 2022.

Gross loans increased $470.1 million, or 24.6%, from $1.91 billion at December 31, 2021. The increase in gross loans during the fourth quarter of 2022 compared to the fourth quarter of 2021 resulted from organic loan growth and was partially offset by a $50.1 million reduction in PPP loan balances during the period. Excluding PPP and warehouse lending loans, gross loans increased $553.2 million, or 30.5%, from December 31, 2021.

Total deposits decreased by $109.4 million, or 3.9%, to $2.68 billion at December 31, 2022, compared to $2.79 billion at September 30, 2022, and increased $10.3 million, or 0.4%, from $2.67 billion at December 31, 2021. The decrease in deposits during the current quarter resulted primarily from a decrease in non-interest bearing deposits of $89.1 million and a decrease in interest bearing deposits of $20.3 million. The increase in deposits during the year resulted from an increase in non-interest bearing deposits of $37.6 million, offset by a decrease in interest bearing deposits of $27.3 million.

Nonperforming assets as a percentage of total loans were 0.46% at December 31, 2022, compared to 0.41% at September 30, 2022 and 0.15% at December 31, 2021. The Bank's nonperforming assets consist primarily of nonaccrual loans. Four loans were added to nonaccrual status in the second quarter of 2022 and are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans, acquired in the June 2018 acquisition of Westbound Bank, with combined book balances of $6.7 million as of December 31, 2022. These loans, collateralized by two hotels, were identified as problem assets prior to COVID-19 but obtained government stimulus and other relief which allowed the two related borrowers to remain current through early 2022. Management continues to work toward a satisfactory resolution for these four loans, however, in the event of foreclosure, a significant loss is not expected due to estimated current collateral values and the SBA guarantees. Another previously classified loan was downgraded to non-accrual status during the fourth quarter with a principal balance of $1.4 million. The loan is considered well-secured and has a low loan-to-value ratio with guarantor support. Management expects this loan will be paid in full in early 2023. No losses are anticipated.

Total equity was $295.6 million as of December 31, 2022, compared to $288.7 million at September 30, 2022 and $302.2 million at December 31, 2021. The increase from the previous quarter resulted primarily from net income of $8.0 million and an improvement in accumulated other comprehensive loss of $713,000 due to fluctuations in the fair value of available for sale securities during the period offset by the payment of dividends of $2.6 million during the fourth quarter of 2022. Although the unrealized losses in accumulated other comprehensive income during the quarter do not impact regulatory capital ratios, they did result in a decrease in the tangible common equity† ratio from 8.77% as of December 31, 2021 to 7.87% as of December 31, 2022.

In September 2021, we announced the formation of a partnership with CaliberCos, Inc., a vertically integrated alternative asset manager and fund sponsor, in an effort to drive investments that will revitalize communities across Texas through real estate developments. We recorded this investment by our Bank subsidiary and the noncontrolling interest during the first quarter of 2022. Further details of this partnership can be found in our Form 8-K filed with the Securities and Exchange Commission on September 7, 2021.

Nonperforming assets as a percentage of total assets were 0.32% at December 31, 2022, compared to 0.28% at September 30, 2022, and 0.09% at December 31, 2021.

	As of
	2022				2021
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ASSETS
Cash and due from banks	$52,390	$48,010	$56,545	$58,788	$42,979
Federal funds sold	47,275	71,875	2,425	139,300	431,975
Interest-bearing deposits	6,802	4,284	12,053	24,003	24,651
Total cash and cash equivalents	106,467	124,169	71,023	222,091	499,605
Securities available for sale	188,927	197,944	196,095	306,704	342,206
Securities held to maturity	509,008	633,386	713,390	494,289	184,263
Loans held for sale	3,156	2,749	2,770	1,166	4,129
Loans, net	2,344,245	2,234,782	2,107,658	1,983,449	1,876,076
Accrued interest receivable	11,555	10,111	10,144	8,961	8,901
Premises and equipment, net	54,291	54,212	54,437	54,316	53,470
Other real estate owned	38	5	—	—	—
Cash surrender value of life insurance	38,404	38,194	37,979	37,352	37,141
Core deposit intangible, net	1,859	1,973	2,086	2,199	2,313
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	61,385	60,581	53,171	47,142	45,806
Total assets	$3,351,495	$3,390,266	$3,280,913	$3,189,829	$3,086,070
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$1,052,144	$1,141,184	$1,105,756	$1,065,789	$1,014,518
Interest-bearing	1,629,010	1,649,326	1,673,865	1,731,621	1,656,309
Total deposits	2,681,154	2,790,510	2,779,621	2,797,410	2,670,827
Securities sold under agreements to repurchase	7,221	7,592	7,871	11,090	14,151
Accrued interest and other liabilities	28,409	27,384	28,033	27,803	26,568
Line of credit	—	—	—	—	5,000
Federal Home Loan Bank advances	290,000	225,000	131,500	7,500	47,500
Subordinated debentures	49,153	51,119	51,053	54,146	19,810
Total liabilities	3,055,937	3,101,605	2,998,078	2,897,949	2,783,856

Equity attributable to Guaranty Bancshares, Inc.	294,984	288,084	282,255	291,282	302,214
Noncontrolling interest	574	577	580	598	—
Total equity	295,558	288,661	282,835	291,880	302,214
Total liabilities and equity	$3,351,495	$3,390,266	$3,280,913	$3,189,829	$3,086,070

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

	Quarter Ended
	2022				2021
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
STATEMENTS OF EARNINGS
Interest income	$35,720	$32,476	$29,120	$25,893	$25,518
Interest expense	7,362	4,179	2,269	1,570	1,498
Net interest income	28,358	28,297	26,851	24,323	24,020
Provision for credit losses	2,800	600	—	(1,250)	—
Net interest income after provision for credit losses	25,558	27,697	26,851	25,573	24,020
Noninterest income	5,122	5,803	6,081	6,479	6,038
Noninterest expense	20,897	20,237	19,694	19,079	18,976
Income before income taxes	9,783	13,263	13,238	12,973	11,082
Income tax provision	1,764	2,363	2,472	2,235	1,923
Net earnings	$8,019	$10,900	$10,766	$10,738	$9,159
Net loss attributable to noncontrolling interest	3	3	18	—	—
Net earnings attributable to Guaranty Bancshares, Inc.	$8,022	$10,903	$10,784	$10,738	$9,159

PER COMMON SHARE DATA
Earnings per common share, basic	$0.67	$0.92	$0.90	$0.89	$0.76
Earnings per common share, diluted	0.67	0.91	0.89	0.88	0.75
Cash dividends per common share	0.22	0.22	0.22	0.22	0.20
Book value per common share - end of quarter	24.70	24.18	23.69	24.14	24.93
Tangible book value per common share - end of quarter(1)	21.85	21.31	20.82	21.29	22.09
Common shares outstanding - end of quarter(4)	11,941,672	11,915,372	11,912,249	12,066,480	12,122,717
Weighted-average common shares outstanding, basic	11,938,973	11,907,233	11,968,227	12,109,074	12,097,100
Weighted-average common shares outstanding, diluted	12,048,475	12,032,391	12,098,983	12,260,945	12,263,252

PERFORMANCE RATIOS
Return on average assets (annualized)	0.95%	1.30%	1.35%	1.38%	1.20%
Return on average equity (annualized)	10.88	14.87	14.85	14.44	12.06
Net interest margin, fully taxable equivalent (annualized)(2)	3.57	3.59	3.61	3.37	3.39
Efficiency ratio(3)	62.42	59.35	59.80	61.94	63.13

	For the Years Ended
	December 31,
(dollars in thousands, except per share data)	2022	2021
INCOME STATEMENTS
Interest income	$123,209	$102,550
Interest expense	15,380	6,992
Net interest income	107,829	95,558
Provision for loan losses	2,150	(1,700)
Net interest income after provision for loan losses	105,679	97,258
Noninterest income	23,485	24,576
Noninterest expense	79,907	73,278
Income before income taxes	49,257	48,556
Income tax provision	8,834	8,750
Net earnings	$40,423	$39,806
Net loss attributable to noncontrolling interest	24	—
Net earnings attributable to Guaranty Bancshares, Inc.	$40,447	$39,806

PER COMMON SHARE DATA
Earnings per common share, basic	$3.38	$3.30
Earnings per common share, diluted	3.34	3.26
Cash dividends per common share	0.88	0.80
Book value per common share - end of period	24.70	24.93
Tangible book value per common share - end of period(1)	21.85	22.09
Common shares outstanding - end of period(4)	11,941,672	12,122,717
Weighted-average common shares outstanding, basic	11,980,209	12,065,182
Weighted-average common shares outstanding, diluted	12,092,847	12,211,758

PERFORMANCE RATIOS
Return on average assets	1.24%	1.36%
Return on average equity	13.76	13.72
Net interest margin, fully taxable equivalent(2)	3.54	3.51
Efficiency ratio(3)	60.85	61.00

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2022				2021
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$303,373	$278,091	$268,812	$270,074	$280,569
Real estate:
Construction and development	377,135	391,564	350,024	318,035	307,797
Commercial real estate	887,587	821,941	749,603	674,558	622,842
Farmland	185,817	179,402	166,309	186,982	145,501
1-4 family residential	493,061	467,983	450,929	430,755	410,673
Multi-family residential	45,147	43,025	55,985	42,021	30,971
Consumer	61,394	58,835	56,433	52,670	50,965
Agricultural	13,686	13,917	14,502	14,403	14,639
Warehouse lending	10,694	10,938	25,344	24,260	43,720
Overdrafts	282	369	435	303	363
Total loans(1)(2)	$2,378,176	$2,266,065	$2,138,376	$2,014,061	$1,908,040

	Quarter Ended
	2022				2021
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$29,235	$28,997	$29,096	$30,433	$30,621
Loans charged-off	(103)	(418)	(125)	(203)	(239)
Recoveries	42	56	26	116	51
Provision for credit loss expense	2,800	600	—	(1,250)	—
Balance at end of period	$31,974	$29,235	$28,997	$29,096	$30,433

Allowance for credit losses / period-end loans	1.34%	1.29%	1.36%	1.44%	1.59%
Allowance for credit losses / nonperforming loans	294.7	313.3	294.4	1,084.9	1,075.0
Net charge-offs / average loans (annualized)	0.01	0.07	0.02	0.02	0.04

NONPERFORMING ASSETS
Nonaccrual loans(3)	$10,848	$9,330	$9,848	$2,682	$2,831
Other real estate owned	38	5	—	—	—
Repossessed assets owned	—	—	27	7	14
Total nonperforming assets	$10,886	$9,335	$9,875	$2,689	$2,845

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.46%	0.41%	0.46%	0.13%	0.15%
Total assets	0.32	0.28	0.30	0.08	0.09

TDR loans - nonaccrual	$6,728	$6,753	$6,764	$98	$103
TDR loans - accruing	642	1,895	2,652	9,418	9,466

(1) Excludes outstanding balances of loans held for sale of $3.2 million, $2.7 million, $2.8 million, $1.2 million, and $4.1 million as of December 31, September 30, June 30 and March 31, 2022, and December 31, 2021, respectively.

(2) Excludes deferred loan fees of $2.0 million, $2.0 million, $1.7 million, $1.5 million, and $1.5 million as of December 31, September 30, June 30 and March 31, 2022, and December 31, 2021, respectively.

(3) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

	Quarter Ended
	2022				2021
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
NONINTEREST INCOME
Service charges	$1,096	$1,146	$1,070	$976	$1,085
Net realized gain on securities transactions	172	—	—	—	—
Net realized gain on sale of loans	310	338	882	905	1,127
Fiduciary and custodial income	642	576	638	642	615
Bank-owned life insurance income	209	215	207	211	207
Merchant and debit card fees	1,711	1,738	2,061	1,611	1,669
Loan processing fee income	150	192	232	187	188
Warehouse lending fees	37	59	79	116	164
Mortgage fee income	81	75	102	131	133
Other noninterest income	714	1,464	810	1,700	850
Total noninterest income	$5,122	$5,803	$6,081	$6,479	$6,038

NONINTEREST EXPENSE
Employee compensation and benefits	$12,364	$11,851	$11,730	$11,532	$11,200
Occupancy expenses	2,770	2,800	2,848	2,711	2,686
Legal and professional fees	779	503	773	770	604
Software and technology	1,525	1,409	1,339	1,209	1,167
Amortization	161	166	178	219	222
Director and committee fees	199	213	219	205	204
Advertising and promotions	488	378	320	407	470
ATM and debit card expense	740	723	674	578	643
Telecommunication expense	193	184	187	186	196
FDIC insurance assessment fees	359	272	237	233	300
Other noninterest expense	1,319	1,738	1,189	1,029	1,284
Total noninterest expense	$20,897	$20,237	$19,694	$19,079	$18,976

	Quarter Ended December 31,
	2022			2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,305,688	$30,189	5.19%	$1,925,046	$22,833	4.71%
Securities available for sale	202,829	1,478	2.89	307,345	1,358	1.75
Securities held to maturity	574,951	3,222	2.22	178,131	1,087	2.42
Nonmarketable equity securities	24,291	377	6.16	10,044	128	5.06
Interest-bearing deposits in other banks	49,422	454	3.64	423,581	112	0.10
Total interest-earning assets	3,157,181	35,720	4.49	2,844,147	25,518	3.56
Allowance for credit losses	(29,634)			(30,552)
Noninterest-earning assets	218,811			207,484
Total assets	$3,346,358			$3,021,079
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,627,442	$4,433	1.08%	$1,622,607	$1,207	0.30%
Advances from FHLB and fed funds purchased	240,489	2,408	3.97	47,500	105	0.88
Line of credit	—	—	—	4,761	42	3.50
Subordinated debt	49,806	514	4.09	19,810	142	2.84
Securities sold under agreements to repurchase	7,634	7	0.36	11,156	2	0.07
Total interest-bearing liabilities	1,925,371	7,362	1.52	1,705,834	1,498	0.35
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,102,016			988,676
Accrued interest and other liabilities	26,500			25,171
Total noninterest-bearing liabilities	1,128,516			1,013,847
Equity	292,471			301,398
Total liabilities and equity	$3,346,358			$3,021,079
Net interest rate spread(2)			2.97%			3.21%
Net interest income		$28,358			$24,020
Net interest margin(3)			3.56%			3.35%
Net interest margin, fully taxable equivalent(4)			3.57%			3.39%

(1) Includes average outstanding balances of loans held for sale of $1.5 million and $2.7 million for the quarter ended December 31, 2022 and 2021, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Year Ended December 31,
	2022			2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,126,810	$104,503	4.91%	$1,911,540	$92,497	4.84%
Securities available for sale	287,764	5,808	2.02	356,232	6,839	1.92
Securities held to maturity	518,213	10,789	2.08	74,270	2,141	2.88
Nonmarketable equity securities	18,791	1,246	6.63	10,043	740	7.37
Interest-bearing deposits in other banks	121,609	863	0.71	399,285	333	0.08
Total interest-earning assets	3,073,187	123,209	4.01	2,751,370	102,550	3.73
Allowance for credit losses	(29,415)			(31,888)
Noninterest-earning assets	216,812			203,468
Total assets	$3,260,584			$2,922,950
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,670,287	$9,753	0.58%	$1,601,375	$5,651	0.35%
Advances from FHLB and fed funds purchased	132,764	3,855	2.90	49,056	413	0.84
Line of credit	—	34	—	6,066	216	3.56
Subordinated debt	46,977	1,722	3.67	19,810	700	3.53
Securities sold under agreements to repurchase	8,596	16	0.19	14,812	12	0.08
Total interest-bearing liabilities	1,858,624	15,380	0.83	1,691,119	6,992	0.41
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,082,513			916,562
Accrued interest and other liabilities	25,537			25,218
Total noninterest-bearing liabilities	1,108,050			941,780
Equity	293,910			290,051
Total liabilities and equity	$3,260,584			$2,922,950
Net interest rate spread(2)			3.18%			3.32%
Net interest income		$107,829			$95,558
Net interest margin(3)			3.51%			3.47%
Net interest margin, fully taxable equivalent(4)			3.54%			3.51%

(1) Includes average outstanding balances of loans held for sale of $2.4 million and $3.4 million for the years ended December 31, 2022 and 2021, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets.
(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2022				2021
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Equity attributable to Guaranty Bancshares, Inc.	$294,984	$288,084	$282,255	$291,282	$302,214
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,859)	(1,973)	(2,086)	(2,199)	(2,313)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$260,965	$253,951	$248,009	$256,923	$267,741
Common shares outstanding(1)	11,941,672	11,915,372	11,912,249	12,066,480	12,122,717
Book value per common share	$24.70	$24.18	$23.69	$24.14	$24.93
Tangible book value per common share(1)	21.85	21.31	20.82	21.29	22.09

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Tangible Common Equity to Tangible Assets

	As of
	2022				2021
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Total assets	$3,351,495	$3,390,266	$3,280,913	$3,189,829	$3,086,070
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,859)	(1,973)	(2,086)	(2,199)	(2,313)
Total tangible assets	$3,317,476	$3,356,133	$3,246,667	$3,155,470	$3,051,597
Total tangible common equity attributable to Guaranty Bancshares, Inc.	260,965	253,951	248,009	256,923	267,741
Tangible common equity to tangible assets	7.87%	7.57%	7.64%	8.14%	8.77%

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2022				2021
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Net earnings attributable to Guaranty Bancshares, Inc.	$8,022	$10,903	$10,784	$10,738	$9,159
Adjustments:
Provision for credit losses	2,800	600	—	(1,250)	—
Income tax provision	1,764	2,363	2,472	2,235	1,923
PPP loans, including fees	(1)	(57)	(436)	(783)	(958)
Net core earnings attributable to Guaranty Bancshares, Inc.	$12,585	$13,809	$12,820	$10,940	$10,124

Weighted-average common shares outstanding, basic	11,938,973	11,907,233	11,968,227	12,109,074	12,097,100
Earnings per common share, basic	$0.67	$0.92	$0.90	$0.89	$0.76
Net core earnings per common share, basic	1.05	1.16	1.07	0.90	0.84

NON-GAAP RECONCILING TABLES

	Year Ended December 31,
(dollars in thousands, except per share data)	2022	2021
Net earnings attributable to Guaranty Bancshares, Inc.	$40,447	$39,806
Adjustments:
Reversal of provision for credit losses	2,150	(1,700)
Income tax provision	8,834	8,750
PPP loans, including fees	(1,277)	(7,822)
Net core earnings attributable to Guaranty Bancshares, Inc.	$50,154	$39,034

Weighted-average common shares outstanding, basic	11,980,209	12,065,182
Earnings per common share, basic	$3.38	$3.30
Net core earnings attributable to Guaranty Bancshares, Inc. per common share, basic	4.19	3.24

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2022				2021
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
Net core earnings attributable to Guaranty Bancshares, Inc.	$12,585	$13,809	$12,820	$10,940	$10,124
Total average assets	$3,346,358	$3,337,348	$3,209,440	$3,146,339	$3,021,079
Adjustments:
PPP loan average balance	(539)	(1,159)	(8,885)	(36,720)	(61,062)
Total average assets, adjusted	$3,345,819	$3,336,189	$3,200,555	$3,109,619	$2,960,017
Net core earnings attributable to Guaranty Bancshares, Inc. to average assets, as adjusted (annualized)	1.49%	1.64%	1.61%	1.43%	1.36%
Total average equity	$292,471	$290,806	$291,312	$301,579	$301,398
Net core earnings attributable to Guaranty Bancshares, Inc. to average equity (annualized)	17.07%	18.84%	17.65%	14.71%	13.33%

Total Nonperforming Assets to Total Loans, Excluding PPP

	Quarter Ended
	2022				2021
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
Total loans(1)(2)	$2,378,176	$2,266,065	$2,138,376	$2,014,061	$1,908,040
Adjustments:
PPP loans balance	(529)	(576)	(2,605)	(19,302)	(50,611)
Total loans, excluding PPP(1)(2)	$2,377,647	$2,265,489	$2,135,771	$1,994,759	$1,857,429
Warehouse loans	(10,694)	(10,938)	(25,344)	(24,260)	(43,720)
Total loans, excluding warehouse and PPP(1)(2)	$2,366,953	$2,254,551	$2,110,427	$1,970,499	$1,813,709

Total nonperforming assets	$10,886	$9,335	$9,875	$2,689	$2,845

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.46%	0.41%	0.46%	0.13%	0.15%
Total loans, excluding PPP(1)(2)	0.46	0.41	0.46	0.13	0.15
Total loans, excluding PPP and warehouse(1)(2)	0.46	0.41	0.47	0.14	0.16

(1) Excludes outstanding balances of loans held for sale of $3.2 million, $2.7 million, $2.8 million, $1.2 million, and $4.1 million as of December 31, September 30, June 30 and March 31, 2022, and December 31, 2021, respectively.

(2) Excludes deferred loan fees of $2.0 million, $2.0 million, $1.7 million, $1.5 million, and $1.5 million as of December 31, September 30, June 30 and March 31, 2022, and December 31, 2021, respectively.

Total Interest-Earning Assets, Net of PPP Effects

NON-GAAP RECONCILING TABLES

	Quarter Ended December 31, 2022			Year Ended December 31, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$3,157,181	$35,720	4.49%	$3,073,187	$123,209	4.01%

Total loans	2,305,688	30,189	5.19	2,126,810	104,503	4.91
Adjustments:
PPP loan average balance and net fees(1)	(539)	(1)	0.74	(11,820)	(1,277)	10.80
Total loans, net of PPP effects	2,305,149	30,188	5.20	2,114,990	103,226	4.88

Total interest-earning assets, net of PPP effects	$3,156,642	$35,719	4.49%	$3,061,367	$121,932	3.98%

(1) Interest earned consists of interest income of $1,000 and $115,000 and net origination fees recognized in earnings of $0 and $1.2 million for the quarter and year ended December 31, 2022, respectively.

	Quarter Ended September 30, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$3,149,502	$32,476	4.09%

Total loans	2,191,411	27,455	4.97
Adjustments:
PPP loan average balance and net fees(1)	(1,159)	(57)	19.51
Total loans, net of PPP effects	2,190,252	27,398	4.96

Total interest-earning assets, net of PPP effects	$3,148,343	$32,419	4.09%

(1) Interest earned consists of interest income of $4,000 and net origination fees recognized in earnings of $53,000 for the quarter ended September 30, 2022.

NON-GAAP RECONCILING TABLES

Net Interest Income and Net Interest Margin, Net of PPP Effects

	Quarter Ended			Year Ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income	$28,358	$28,297	$24,020	$107,829	$95,558
Adjustments:
PPP-related interest income	(1)	(4)	(154)	(115)	(1,144)
PPP-related net origination fees	—	(53)	(804)	(1,162)	(6,079)
Net interest income, net of PPP effects	$28,357	$28,240	$23,062	$106,552	$88,335

Total average interest-earning assets	$3,157,181	$3,149,502	$2,844,147	$3,073,187	$2,751,370
Total average interest-earning assets, net of PPP effects	3,156,642	3,148,343	2,783,085	3,061,367	2,635,968

Net interest margin(1)	3.56%	3.56%	3.35%	3.51%	3.47%
Net interest margin, net of PPP effects(2)	3.56	3.56	3.29	—	3.35

Net interest income	$28,358	$28,297	$24,020	$107,829	$95,558
Interest income tax adjustments	61	215	277	900	1,076
Net interest income, fully taxable equivalent ("FTE")	$28,419	$28,512	$24,297	$108,729	$96,634
Net interest income, FTE, net of PPP effects	28,418	28,455	23,339	107,452	89,411

Net interest margin, FTE(3)	3.57%	3.59%	3.39%	3.54%	3.51%
Net interest margin, FTE, net of PPP effects(4)	3.57	3.59	3.33	3.51	3.39

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Efficiency Ratio, Net of PPP Effects

	Quarter Ended			Year Ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Total noninterest expense	$20,897	$20,237	$18,976	$79,907	$73,278
Adjustments:
PPP-related deferred costs	—	—	—	—	599
Total noninterest expense, net of PPP effects	$20,897	$20,237	$18,976	$79,907	$73,877

Net interest income	28,358	28,297	24,020	107,829	95,558
Adjustments:
PPP-related interest income	(1)	(4)	(154)	(1,144)	(1,144)
PPP-related net origination fees	—	(53)	(804)	(6,079)	(6,079)
Net interest income, net of PPP effects	28,357	28,240	23,062	100,606	88,335

Total noninterest income	$5,122	$5,803	$6,038	$23,485	$24,576

Efficiency ratio(1)	62.42%	59.35%	63.13%	60.85%	61.00%
Efficiency ratio, net of PPP effects(2)	62.42	59.45	65.21	64.39	65.43

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Loan Yield, Net of PPP Effects

	Quarter Ended December 31, 2022			Quarter Ended September 30, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$2,305,688	$30,189	5.19%	$2,191,411	$27,455	4.97%
Adjustments:
PPP loans average balance and net fees	(539)	(1)	0.74	(1,159)	(57)	19.51
Total loans, net of PPP effects	$2,305,149	$30,188	5.20%	$2,190,252	$27,398	4.96%
Effect of removing PPP loans on loan yield			0.01%			(0.01%)

	Quarter Ended December 31, 2022			Quarter Ended December 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$2,305,688	$30,189	5.19%	$1,925,046	$22,833	4.71%
Adjustments:
PPP loans average balance and net fees	(539)	(1)	0.74	(61,062)	(958)	6.22
Total loans, net of PPP effects	$2,305,149	$30,188	5.20%	$1,863,984	$21,875	4.66%
Effect of removing PPP loans on loan yield			0.01%			(0.05%)

NON-GAAP RECONCILING TABLES

ACL to Total Loans, Excluding PPP

(dollars in thousands)	As of December 31, 2022	As of September 30, 2022	As of December 31, 2021
Total loans	$2,378,176	$2,266,065	$1,908,040
Adjustments:
PPP loans	(529)	(576)	(50,611)
Total loans, excluding PPP	$2,377,647	$2,265,489	$1,857,429

Allowance for credit losses	$31,974	$29,235	$30,433

Allowance for credit losses / period-end loans	1.34%	1.29%	1.59%
Allowance for credit losses / period-end loans. excluding PPP	1.34	1.29	1.64

Cost of Total Deposits

	Quarter Ended			Year Ended
(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Total average interest-bearing deposits	$1,627,442	$1,650,314	$1,622,607	$1,670,287	$1,601,375
Adjustments:
Noninterest-bearing deposits	1,102,016	1,109,205	988,676	1,082,513	916,562
Total average deposits	$2,729,458	$2,759,519	$2,611,283	$2,752,800	$2,517,937

Total deposit-related interest expense	$4,433	$2,455	$1,207	$9,753	$5,651

Average cost of interest-bearing deposits	1.08%	0.59%	0.30%	0.58%	0.35%
Average cost of total deposits (cost of funds)	0.64	0.35	0.18	0.35	0.22

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss fourth quarter and year-end 2022 financial results on Monday, January 17, 2023 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and Company CFO, and Shalene Jacobson, EVP and Bank CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through January 31, 2023 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of December 31, 2022, Guaranty Bancshares, Inc. had total assets of $3.4 billion, total loans of $2.4 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruption; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com